Exhibit 10.67

AGREEMENT

This Agreement (the “Agreement”) is dated as of September 28, 2011 and is made by and among BIOHEART, INC. (the “Company”) and Greystone (“Greystone”).

RECITALS

WHEREAS, the Company is indebted to BlueCrest Venture Finance Master Fund Limited in the principal amount of $1,192,788.63 as of the date hereof, as evidenced by that certain promissory note dated as October 25, 2010  (as amended from time to time, the “Note,” and the sum due pursuant to the Note, the “Debt”); and

WHEREAS, the Company desires to offer to Grestyone a right of first refusal to purchase the Debt pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

1.

Right of First Refusal.

 During the Term (as defined herein) Greystone shall have the right to purchase the Debt (on such terms as may be negotiated by Greystone and the Company) and the Company shall not be permitted to offer such right to any third party, except as permitted by the terms of this Agreement.

2.

Term. The term of this Agreement (the “Term”) shall begin as of the date hereof and extend for a period of nine (9) months.  For the purposes of clarification, the Term will conclude on June 27, 2012.

3.

Notice. Beginning on October 15, 2011, Greystone shall provide notice to the Company no later than the 15th of each month should it elect to not purchase the Debt on the first day of the following month.  Should Greystone fail to provide such notice to the Company, the Company shall be permitted to allow a third party to purchase the Debt.

4.

Third Party Offer. If, during the Term, a third party shall provide the Company with a written offer to purchase the Debt (a “Third Party Offer”), and the Company desires to accept such Third Party Offer, the Company shall promptly present the Third Party Offer to Greystone and Greystone shall have five (5) business days from its receipt of the Third Party Offer make an offer to purchase the Debt on the same terms as the Third Party Offer.  Should Greystone decline to make such an offer within five (5) business days, the Company shall have the right to accept the Third Party Offer.  For the purposes of this Agreement the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

5.

Severability. If any term in this Agreement is found by a court of competent jurisdiction to be unenforceable, then the remainder of this Agreement shall continue in full force and effect.

6.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its laws of conflicts) and to the extent applicable, federal law.

7.

Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature.  All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

BIOHEART, INC.

/s/Mike Tomas__________________
By: Mike Tomas
Title: President

GREYSTONE

/s/Bryan Collins_________________
By: Bryan Collins
Title: President